UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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INTEGRATED DEVICE TECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Attached is a written communication sent by the Chief Executive Officer of Integrated Device Technology, Inc. (“IDT” or the “Company”) to the Company’s employees on July 27, 2009 regarding the proposed one-time stock option exchange program for employees of the Company other than the Company’s directors and officers subject to the provisions of Section 16 of the Securities and Exchange Act of 1934, as amended (the “Stock Option Exchange Program”).

The Stock Option Exchange Program has not yet commenced. IDT will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the option exchange. Persons who are eligible to participate in the Stock Option Exchange Program should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the option exchange.

In connection with the proposal to be voted on by IDT’s stockholders with respect to the Stock Option Exchange Program, IDT has filed a Preliminary Proxy Statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. IDT stockholders are urged to read such materials as and when they become available and before making any voting decision regarding the Stock Option Exchange Program, because they will contain important information about the proposal to be voted on by stockholders with respect to the Employee Stock Option Exchange Program.

IDT stockholders and option holders will be able to obtain the written materials described above and other documents filed by IDT with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by IDT with the SEC by directing a written request to: Investor Relations, Integrated Device Technology, Inc., 6024 Silver Creek Valley Road, San Jose, California 95138. All documents filed electronically with the SEC (including exhibits) may also be accessed without charge through the Company’s investor relations website at www.idt.com.

Proposed Stock Option Exchange Program

My Fellow IDT Employees,

Similar to many companies, over the past year IDT has experienced a significant decline in our stock price due to the global financial and economic crisis. As a result, a considerable number of IDT employees now hold stock options with exercise prices significantly higher than the recent trading prices (known as “underwater” stock options).

At the last All-Hands Meeting, I told you that I was going to propose an option exchange program to our Board of Directors. I’m pleased to inform you that the Board has approved this program. This is a big vote of confidence from the Board, reinforcing that we’re going in the right direction and that our strategy is working. All that remains before we implement this program is to obtain approval from IDT Stockholders, at our annual stockholders’ meeting on September 17, 2009.

This is a one-time, voluntary program that would allow the exchange of certain outstanding stock options for new replacement stock options. We believe this exchange program provides the best method of addressing outstanding “underwater” stock options and provides affected employees with options that more accurately reflect our current stock price. Conceptually, it works as follows, assuming we implement the program on or near October 1, 2009:

•

A ratio will be determined at the time of the exchange such that the fair value of the total shares exchanged will be equal to the fair value of the new shares received (using the Black-Scholes option pricing model). At the time we presented this proposal to the Board, IDT’s stock price was at $5.44 and the suggested program would allow you to trade approximately 3 of your underwater options for 1 share with a strike price at market.

•	You will be able to elect to exchange some, all or none of your eligible stock options with strike prices above the 52-week high at the time of the exchange offer, subject to the following:

o	Options granted within one year prior to the option exchange program will not be eligible.

o	Options scheduled to expire within one year of the end of the exchange program will not be eligible.

•	The Board of Directors, CEO, CFO and officers of the company will not be eligible to participate in the program.

The following provides an example of how the program will work. Please understand that this is an example only and our stockholders have to approve the plan. They may also suggest changes to the plan that we can’t foresee.

TYPE	QTY	PRICE
“Old” Options above 52 week high	300	$12
Exchange Date Stock Price		$7
Exchange Ratio 3:1
“New” Options	100	$7

In this example the exchange has the following valuation opportunity for the employee:

Gross Value = Quantity * (Stock Price – Option Price)

IDT Stock Price	“Old” Options Gross Value	“New” Options Gross Value
$8	$0	$100
$10	$0	$300
$12	$0	$500
$15	$900	$800
$20	$2,400	$1,300

There will be some differences between these ‘new’ options and ‘standard’ options:

1.	The new options vest one-third on the first anniversary of the exchange, then monthly over the subsequent two years.

2.	The new options expire 5 years after the date of grant.

As I mentioned, the SEC and NASDAQ regulations govern this type of stock option exchange program. As such, we can only provide limited information to you at this time. Until stockholders approve the exchange program, there is nothing you need to do. I will update you on the final outcome after the stockholders’ meeting.

I’m sure you will have questions you would like to ask regarding this program. I look forward to discussing these with you at our upcoming all-hands meetings.

Sincerely,

Ted

Additional Information:

The stock option exchange described in this letter has not yet commenced. IDT will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the stock option exchange. Persons who are eligible to participate in the stock option exchange should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the stock option exchange.

In connection with the proposal to be voted on by the IDT stockholders with respect to the stock option exchange discussed in this letter, IDT has filed a preliminary proxy statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. IDT stockholders are urged to read such materials as and when they become available and before making any voting decision regarding the stock option exchange proposal, because they will contain important information about the proposal to be voted on by stockholders referenced in this letter with respect to the stock option exchange.

IDT stockholders and option holders will be able to obtain the written materials described above and other documents filed by IDT with the SEC free of charge from the SEC’s website www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by IDT with the SEC by directing a written request to: Integrated Device Technology, Incorporated, 6024 Silver Creek Valley Road, San Jose, California, 95138, Attention: Secretary.